Exhibit 99.1

Avnet Names William Amelio Interim CEO

Company Issues Revised Guidance for Q4 2016

PHOENIX – July 11, 2016 –  Avnet, Inc. (NYSE: AVT), a leading global technology distributor, announced today that William (“Bill”) J. Amelio, a member of Avnet’s Board of Directors, has been named as interim Chief Executive Officer of the company, effective immediately. Mr. Amelio brings more than 35 years of management and industry experience to his new role having served in senior positions at global publicly traded companies, and has spent most of his career managing global technology enterprises. Mr. Amelio is replacing Rick Hamada, who is stepping down from his position at the company and on the Board of Directors.

William H. Schumann, Chairman of the Board said, “Bill’s extensive experience in international business operations, corporate leadership and management will help steer the company toward success in a rapidly changing industry. His proven expertise will be critical in accelerating Avnet’s growth, driving an enhanced execution focus and implementing management systems to promote greater accountability.”

“I look forward to working with the management team and all of Avnet’s talented employees worldwide as we strive to achieve profitable growth for shareholders and operational excellence for customers while enhancing the company’s winning culture to the benefit of employees,” said Mr. Amelio.

Mr. Amelio was the president, chief executive officer and a director of CHC Group Ltd., an international oil-field services company, from 2010 to 2015. From 2005 to 2009, he served as president and chief executive officer of Lenovo, a multinational Fortune 500 technology company, and was previously a regional senior vice president and president, Asia-Pacific and Japan for Dell Inc. He began his career with the Microelectronics Technology Division of IBM in 1979 and later became the General Manager Worldwide Operations of the Personal Computer Division.

Mr. Amelio also previously served on the Board of Directors of National Semiconductor. He has a chemical engineering degree from Lehigh University and a masters in management degree from Stanford University.

“On behalf of the Board, I want to thank Rick for his service and the many important contributions he has made during his 32 years with Avnet,” continued Schumann. “We wish him the best in his future endeavors.”

Company revises guidance

The company also provided an updated outlook for its fourth fiscal quarter ended July 2, 2016. Sales are currently expected to be in the range of $6.15 billion to $6.25 billion, which is near the midpoint of the company’s previous sales guidance of $6.25 billion. However, adjusted diluted earnings per share is expected to be in the range of $0.80 to $0.86 compared to the previous guidance of $0.95 to $1.05. This shortfall was impacted primarily by an ERP implementation in the Americas region of the Electronics Marketing operating group. Sales for the region are expected to be approximately $100 million less than the prior outlook and the region also incurred higher costs in order to maintain customer deliveries. While the impact to sales was minimal by the end of the June quarter, some of the higher costs incurred are expected to continue and will likely impact the first fiscal quarter ended October 1, 2016. The company will provide additional details when it reports its results for the fourth fiscal quarter in August 2016.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “intend,” “estimate,” “forecast,” “expect,” "feel," “believe,”, “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may differ materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, an industry down-cycle in semiconductors, IT hardware or software products, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Avnet, Inc.

From components to cloud and design to disposal, Avnet, Inc. (NYSE:AVT) accelerates the success of customers who build, sell and use technology globally by providing them with a comprehensive portfolio of innovative products, services and solutions. Avnet is a Fortune 500 company with revenues of $27.9 billion for the fiscal year 2015. For more information, visit www.avnet.com (AVT_IR)

Media Relations Contact	Investor Relations Contact
Christine Dotts	Vincent Keenan
christine.dotts@avnet.com	vincent.keenan@avnet.com
480-643-8075	480-643-7053